UNIVERSAL EXPRESS PURCHASES $168 MILLION SUB-CONTRACTING CONCEPTS, INC.



NEW YORK - DECEMBER 1, 2003-UNIVERSAL EXPRESS, INC. (OTCBB:USXP) has purchased Sub-Contracting Concepts (SCI), headquartered in Glens Falls, New York.

SCI is a profitable contract-management-services company, providing risk management and administrative services to over 200 regional couriers companies. SCI's network includes over 5,500 independent courier drivers in 35 states. In 2003, SCI anticipates $168 million of gross revenue and $650,000 of net income.

Richard Altomare, President and CEO, stated, "The acquisition of SCI will strengthen our delivery-distribution system, expand our Worldpost(TM) membership, and provide us a platform to increase revenue. One of the keys to our Luggage Express business is providing pick-up and delivery facilities throughout the U.S. This acquisition offers WorldPost Network immediate access to SCI's existing client base, which strengthens this vital network. Moreover, this transaction provides additional products and services for us to sell to our WorldPost members. Importantly, SCI's management shares our long-term vision for outsourced shipping, including moving luggage more efficiently and affordably world-wide."

Bob Lefebvre, President of SCI, stated, "This acquisition offers enormous opportunities for our courier-company clients to participate in new sales lines through the growth of the Luggage Express business, as well as the corresponding package delivery functions that are now available through WorldPost Private Postal Network. We are also excited to offer Universal Express' leasing and credit card programs to our drivers. The fact that Universal Express is dedicated to an outsourced distribution system complements our client base very well. We see this as a win-win situation for everyone involved." Mr. Lefebvre will continue as President of SCI.

Universal Express, Inc. owns and operates several subsidiaries including Universal Express Capital Corp. (USXP Cash Express division), Universal Express Logistics, Inc. (Luggage Express and The Virtual Bellhop, LLC) and the WorldPost(TM) Private Postal Network, Inc. and, SCI, our industry insurance company. These subsidiaries and divisions provide the private postal industry, customers and couriers with value-added services and products, logistical services, equipment leasing, and cost-effective delivery of goods worldwide.

More information and news about Universal Express are available at www.usxp.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED HEREIN, WHICH ARE NOT HISTORICAL, ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, CERTAIN DELAYS BEYOND THE COMPANY'S CONTROL WITH RESPECT TO MARKET ACCEPTANCE OF NEW TECHNOLOGIES OR PRODUCTS DELAYS IN TESTING AND EVALUATION OF PRODUCTS, AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONTACT:
Equitilink, Ron Garner,  877-788-1940





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